As filed with the Securities and Exchange Commission on March 15, 2006

Registration No. 333-129826

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

RBC BEARINGS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	95-4372080
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Tribology Center
Oxford, CT	06478
(Address of Principal Executive Offices)	(Zip Code)

RBC Bearings Incorporated 2005 Long-Term Equity Incentive Plan

RBC Bearings Incorporated Amended and Restated 2001 Stock Option Plan
RBC Bearings Incorporated 1998 Stock Option Plan
Warrants issued as compensation pursuant to written Warrant Agreements
(Full title of the plan)

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE  19808
(Name and address of agent for service)

(800) 927-9800
(Telephone number, including area code, of agent for service)

Copy to:

Joshua N. Korff, Esq.
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611
(212) 446-4800

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	$696,002	(3)	$14.51	$10,102,404	$1,189.05	*
Common Stock, par value $0.01 per share	$443,168	(4)	$15.34	$6,798,197.12	$800.15	*
Common Stock, par value $0.01 per share	$462,992	(5)	$10.05	$4,653,070	$547.67	*
Common Stock, par value $0.01 per share	$208,725	(6)	$2.06	$429,973.5	$50.61	*
Common Stock, par value $0.01 per share	$6,250	(7)	$12.00	$75,000	$8.83	*
Common Stock, par value $0.01 per share	$312,500	(8)	$2.06	$643,750	$68.88	**
Common Stock, par value $0.01 per share	$733,167	(8)	$0.40	$293,266.80	$31.38	**
Total Shares	$2,862,804		$8.03	$22,995,661	$2,696.57

* Previously paid $2,595.90 with respect to shares registered on Form S-8 dated November 18, 2005.

** A total of $100.67 paid as of the date hereof.

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)          With respect to the 696,002 shares of common stock issuable upon the exercise of stock options that are currently outstanding under the RBC Bearings Incorporated 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), the 462,992 shares of common stock issuable upon the exercise of stock options that are currently outstanding under the RBC Bearings Incorporated Amended and Restated 2001 Stock Option Plan (the “2001 Plan”), and the 208,725 shares of common stock issuable upon the exercise of stock options that are currently outstanding under the RBC Bearings Incorporated 1998 Stock Option Plan (the “1998 Plan”) the proposed maximum offering price is calculated pursuant to Rule 457(h) under the Securities Act based on average exercise prices of $14.51 for the options outstanding under the 2005 Plan, approximately $10.05 for the options outstanding under the 2001 Plan and $2.06 for the options outstanding under the 1998 Plan. With respect to the 443,168 shares of common stock that are currently authorized for issuance upon exercise of awards that have not yet been granted under the 2005 Plan, the proposed maximum offering price is calculated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of the average of the high and low sale prices for the shares of common stock as reported on The Nasdaq Stock Market through November 16, 2005 solely for the purpose of calculating the registration fee. With respect to the 6,250 shares of common stock that are currently held by a former employee, Jane Bohrer, issued pursuant to the exercise of 6,250 options issued under the 2001 Plan, the proposed maximum offering price is based on the exercise price of $12.00 per share for such options.

(3)          Represents shares of common stock issuable upon the exercise of stock options that are currently outstanding under the 2005 Plan.

(4)          Represents shares of common stock that are currently authorized for issuance upon exercise of awards that have not yet been granted under the 2005 Plan.

(5)          Represents shares of common stock issuable upon the exercise of stock options that are currently outstanding under the 2001 Plan. No additional options will be issued under the 2001 Plan.

(6)          Represents shares of common stock issuable upon the exercise of stock options that are currently outstanding under the 1998 Plan. No additional options will be issued under the 1998 Plan.

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(7)          Represents shares of common stock issued to a former employee, Jane Bohrer, upon the exercise of options to purchase common stock issued under the 2001 Plan.

(8)          Represents shares of common stock issuable upon exercise of warrants to purchase common stock issued pursuant to written warrant agreements as compensation pursuant to Rule 701 under the Securities Act of 1933 in the following amounts (after giving effect to stock splits since the date of issuance of such warrants) to the following persons: Dr. Michael J. Hartnett 868,419, Phillip Beausoleil  6,887 warrants, Thomas Crainer  3,117, Rick Edwards 65,484, Tom King, 3,266, Mitch Quain 41,025, George Sabochick, 10,294, and Brian Sanderson 47,175. Warrant agreements substantially in the form of  Exhibit 4.7 were executed in the following amounts with the following persons, each with an exercise price (on a split adjusted basis) of $0.40 per share: 1,060,365, (of which Dr. Michael J. Hartnett previously exercised and sold 504,446 such warrants under a registration statement filed by the Company on Form S-1, and as a result of such exercise and sale, beneficially owns a balance of 555,919 such warrants); Phillip Beausoleil, 6,887 warrants; Thomas Crainer  3,117; Rick Edwards 65,484; Tom King, 3,266; Mitch Quain 41,025; George Sabochick, 10,294; and Brian Sanderson 47,175. In addition, Dr. Michael J. Hartnett was also issued a warrant for 312,500 shares of common stock at an exercise price (on a split-adjusted basis) of $2.06 per share, filed as Exhibit 4.8 hereto. Each of the foregoing warrants were issued to such holders as compensation for services rendered to the Company pursuant to a written warrant agreement.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                           Plan Information.*

Item 2.                                                           Registrant Information and Employee Plan Annual Information.*

*  The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents, which have been filed by RBC Bearings Incorporated (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)          The Company’s Prospectus, dated August 9, 2005 and filed on August 11, 2005 pursuant to Rule 424(b) of the Securities Act, which relates to the Company’s Registration Statement on Form S-1 (Registration No. 333-124824).

(b)         The Company’s Current Reports on Form 8-K dated March 6, 2006, February 14, 2006, February 13, 2006, January 9, 2006, October 4, 2005, November 15, 2005, August 15, 2005 and August 10, 2005.

(c)          The Company’s Quarterly Reports on Form 10-Q for the quarters ended July 2, 2005, October 1, 2005 and December 31, 2005.

(d)         The description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on May 11, 2005 (Registration No. 333-124824), including exhibits, and as amended on each of June 27, 2005, July 26, 2005, August 4, 2005, August 8, 2005 and August 9, 2005, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 9, 2005 (Registration No. 000-51486).

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                           Description of Securities. Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel. Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain insurance to protect us and our directors and officers against any expense, liability or loss, whether or not we would have the power to indemnify such persons against such expense, liability or loss under applicable law.

Item 7.                                                           Exemption from Registration Claimed. Not applicable.

Item 8.                                                           Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.                                                           Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oxford, Connecticut, on March 15, 2006.

RBC BEARINGS INCORPORATED

By:	/s/ Daniel A. Bergeron
Daniel A. Bergeron Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 15, 2006.

Signature	Title

*	Chief Executive Officer
Dr. Michael J. Hartnett	(Principal Executive Officer and Chairman)

/s/ Daniel A. Bergeron	Chief Financial Officer
Daniel A. Bergeron	(Principal Financial and Accounting Officer)

*	Director
Robert Anderson

*	Director
Richard R. Crowell

*	Director
William P. Killian

*	Director
Michael Stone

*	Director
Dr. Amir Faghri

*	Director
Alan B. Levine

	*	Director
Dr. Thomas J. O’Brien

*By:	/s/ Daniel A. Bergeron
Daniel A. Bergeron
as Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company.*

4.2	By-laws of the Company.*

4.3	Form of certificate representing shares of common stock, $0.01 par value per share.**

4.4	Stock Option Plan of RBC Bearings Incorporated (f/k/a Roller Bearing Holding Company, Inc.), dated February 18, 1988 with form of agreement.***

4.5	Amended and Restated 2001 Stock Option Plan of RBC Bearings Incorporated (f/k/a Roller Bearing Holding Company, Inc.) dated October 24, 2003.***

4.6	RBC Bearings Incorporated 2005 Long-Term Equity Incentive Plan.****

4.7	Form of Amended and Restated Warrant Agreement dated June 23, 1997.*****

4.8	Amended and Restated Warrant Agreement dated June 23, 1997 by and between Michael J. Hartnett and RBC Bearings Incorporated.*****

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of common stock being registered hereby.*****

23.1	Consent of Ernst & Young LLP.*****

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).*****

24.1	Power of Attorney of certain officers and directors of the Company (set forth on the signature page of this Registration Statement).****

* Previously filed on August 8, 2005 as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-124824).

** Previously filed on August 4, 2005 as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-124824).

*** Previously filed on May 11, 2005 as an exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-124824).

**** Previously filed on November 11, 2005 with the Company’s Registration Statement on Form S-8 (333-129826).

***** Filed herewith.